EXHIBIT 10.vv

                                 AMENDMENT NO. 7

         THIS AMENDMENT NO. 7 (the "Amendment") dated as of April 15, 1999, to the Credit Agreement referenced below, is by and among MACSAVER FINANCIAL SERVICES, INC., a Delaware corporation, (the "Borrower"), HEILIG-MEYERS COMPANY, a Virginia corporation (the "Company"), the Lenders identified therein, WACHOVIA BANK, N.A. (formerly, Wachovia Bank of Georgia, N.A.), as Administrative Agent, NATIONSBANK, N.A., as Documentation Agent, and CRESTAR BANK and FIRST UNION NATIONAL BANK (formerly, First Union National Bank of Virginia), as Co-Agents. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

                               W I T N E S S E T H

     WHEREAS, the Lenders have established a $400 million credit facility for the benefit of the Borrower pursuant to the terms of that Credit Agreement dated as of July 18, 1995 (as amended and modified, the "Credit Agreement") among the Borrower, the Company, the Lenders identified therein and Wachovia Bank of Georgia, N.A., as Administrative Agent;

     WHEREAS, the Required Lenders agreed pursuant to that Term Sheet for Amendment No. 7 to the Bank Credit Agreement dated March 23, 1999 (the "Term Sheet for the Bank Credit Agreement (Amendment No. 7)"), (i) to certain modifications to the Credit Agreement (including extension of the waiver relating to the Fixed Charge Coverage Ratio, permanent reduction in the aggregate Commitments to $325 million and modification of the Applicable Percentage) and (ii) in principle to the general terms of Amendment No. 7;

     WHEREAS, this Amendment is intended to evidence the agreement of the parties pursuant to the terms of the Term Sheet for the Bank Credit Agreement (Amendment No. 7);

     WHEREAS, the modifications requested hereby require the consent of the Required Lenders; and

     WHEREAS, the Required Lenders have consented to the requested modifications on the terms and conditions set forth herein and have authorized the Administrative Agent to enter into this Amendment on their behalf to give effect to this Amendment;

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Amendment. The Credit Agreement is amended and modified in the following respects:

          1.1 The following definitions are amended or added in Section 1.1 to read as follows:

               "Applicable  Percentage" means for any day (from March 23, 1999),
          (a) in the case of Eurodollar Loans, two percent (2.0%), (b) in the case of Base Rate Loans, one percent (1.0%), and (c) in the case of the Facility Fee, one-quarter of one percent (0.25%).

               "Berrios" means the assets and business operations of HMPR, Inc., a Puerto Rico corporation, and MacManufacturing, Inc., a Delaware corporation.

               "Consolidated Adjusted Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITR to Consolidated Adjusted Fixed Charges.


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               "Consolidated  Adjusted  Fixed Charges" means for the Company and its Subsidiaries for any period, the sum of (i) Consolidated Interest Expense plus (ii) rent expense, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination; provided that for the first annual period following February 28, 1999, Consolidated Adjusted Fixed Charges and its components shall be determined by a roll-up on a quarter-by-quarter basis from February 28, 1999, such that (i) for the first fiscal quarter ending thereafter (May 31, 1999), the applicable period shall be the fiscal quarter then ending, (ii) for the second fiscal quarter ending thereafter (August 31, 1999), the applicable period shall be for the two (2) consecutive fiscal quarters then ending, (iii) for the third fiscal quarter ending thereafter (November
          30,  1999),  the  applicable   period  shall  be  for  the  three  (3)
          consecutive fiscal quarters then ending, and (iv) for the fourth fiscal quarter ending thereafter (February 29, 2000) and each fiscal quarter thereafter, the applicable period shall be for the four (4) consecutive fiscal quarters then ending.

               "Consolidated EBIT" means for the Company and its Subsidiaries for any period, the sum of (i) Consolidated Net Income plus (ii), to the extent deducted in determining net income, (A) Consolidated Interest Expense and (B) any Federal, state or other income taxes, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

               "Consolidated EBITDA" means for the Company and its Subsidiaries for any period, the sum of (i) Consolidated EBIT plus (ii), to the extent deducted in determining net income, depreciation, amortization and non-recurring non-cash charges and expenses associated with a sale of assets (subject to the limitations on such exclusion for certain losses as provided in the definition of "Consolidated Net Income") or refinancing of Indebtedness or leases permitted hereunder, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination; provided that for the first annual period following February 28, 1999, (A) Consolidated EBITDA shall be determined by annualization from February 28, 1999 to provide for a quarter-by-quarter roll-up on a Pro Forma Basis, and (B) in the case of the sale or disposition for value of all or any portion of Berrios, Mattress Discounters or Rhodes, Consolidated EBITDA and its components shall be adjusted to exclude for the applicable period provided in the foregoing clause (A), income statement items directly attributable to the assets, property and/or operations which were the subject of such sale or disposition.

               "Consolidated EBITR" means for the Company and its Subsidiaries for any period, the sum of (i) Consolidated EBIT plus (ii), to the extent deducted in determining net income, rent expense, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination; provided that for the first annual period following February 28, 1999, Consolidated EBITR and its components shall be determined by a roll-up on a quarter-by-quarter basis from February 28, 1999, such that (i) for the first fiscal quarter ending thereafter (May 31, 1999), the applicable period shall be the fiscal quarter then ending, (ii) for the second fiscal quarter ending thereafter (August 31, 1999), the applicable period shall be for the two (2) consecutive fiscal quarters then ending, (iii) for the third fiscal quarter ending thereafter (November 30, 1999), the applicable period shall be for the three (3) consecutive fiscal quarters then ending, and (iv) for the fourth fiscal quarter ending thereafter (February 29, 2000) and each fiscal quarter thereafter, the applicable period shall be for the four (4) consecutive fiscal quarters then ending.


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

               "Consolidated Funded Debt" means Funded Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

               "Consolidated Interest Expense" means for the Company and its Subsidiaries for any period, all interest expense, including the amortization of debt discount and premium, the interest component under Capital Leases (including interest payments on Subordinated Debentures), determined in each case on a consolidated basis in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

               "Consolidated Leverage Ratio" means the ratio of Consolidated Funded Debt to Consolidated EBITDA.

               "Consolidated Net Income" means for the Company and its Subsidiaries for any period, consolidated net income determined in accordance with GAAP, provided that, (i) for purposes of determining compliance with the Consolidated Leverage Ratio covenant in Section 7.9(b) and the Consolidated Adjusted Fixed Charge Coverage Ratio covenant in Section 7.9(c), there shall be excluded from Consolidated Net Income the net after-tax amount of any gain realized from the sale or disposition of Rhodes, Berrios or Mattress Discounters, and any charge to earnings on account of the sale or disposition at a loss of up to $160 million in the case of Rhodes and up to $60 million in the case of Berrios; provided, that additional charges in respect of store closings may also be excluded after the sale or disposition of Mattress Discounters in an amount up to 5% of the gain realized from the sale or disposition of Mattress Discounters, but only if, and to the extent that, the gain realized from the sale or disposition of Mattress Discounters exceeds the aggregate charges taken in connection with any such store closings and with the sale or disposition of Rhodes and (ii) for purposes of determining compliance with the Consolidated Net Worth covenant in Section 7.9(a), there shall be included the amount of any gain, but there shall be excluded the amount of any loss, realized from the sale or disposition of Rhodes, Berrios or Mattress Discounters. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

               "Consolidated   Net  Worth"   means  for  the   Company  and  its
          Subsidiaries on any day, consolidated shareholders' equity or net worth determined in accordance with GAAP.

               "Credit Documents" means this Credit Agreement, the Note, the Fee Letter, the Sharing Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

               "LTCB Term Loan" means that $35 million term loan made to the Borrower pursuant to a Term Loan Agreement dated as of February 28, 1995, as amended, among the Borrower, the Company, The Long-Term Credit Bank of Japan, Limited and the other lenders named therein.

               "Mattress Discounters" means the assets and business operations of Mattress Discounters Corporation, a Delaware corporation, Bedding Experts, Inc., an Illinois corporation, and T.J.B., Inc., a Maryland corporation.

               "Pro Forma Basis" means, with regard to determination of Consolidated EBITDA for the first annual period following February 28, 1999, annualization of such items and their respective components to provide that (i) for the first fiscal quarter ending thereafter (May 31, 1999) such items and their respective components for the one quarter period then ending shall be multiplied by four (4); (ii) for the second fiscal quarter ending thereafter (August 31, 1999) such items and their respective components for the two (2) consecutive fiscal quarters then ending shall be multiplied by two (2); (iii) for the third fiscal quarter ending thereafter (November 30, 1999) such items and their respective components for the three (3) consecutive fiscal quarters then ending shall be multiplied by one and one-third (1-1/3rd); and (iv) for the fourth fiscal quarter ending thereafter (February 29, 2000) and each fiscal quarter thereafter, such items and their respective components shall be for the four (4) consecutive fiscal quarters then ending.

               "Rhodes" means the assets and business operations of Rhodes, Inc., a Georgia corporation.

               "Senior Notes" means those $80 million 6.91% Senior Notes originally due April 28, 1999, those $15 million 8.84% Senior Notes originally due April 28, 1999, those $25 million 7.62% Senior Notes originally due April 28, 1999 and those $10 million 8.31% Senior Notes originally due April 28, 1999, as more particularly described in the Sharing Agreement.

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

               "Sharing Agreement" means that Intercreditor and Sharing Agreement dated as of April 16, 1999 (being the date of Amendment No.
          7),  as  amended  and  modified,   among  Wachovia   Bank,   N.A.,  as
          Administrative Agent for and on behalf of the Lenders under this Credit Agreement; First Union National Bank; as issuer of the FUNB Letter of Credit (as referenced and defined therein); The Long-Term Credit Bank of Japan, Limited, as lender under the LTCB Term Loan (as referenced and defined therein); The Prudential Insurance Company of America, Metropolitan Life Insurance Company and the other holders of the Senior Notes (as referenced and defined therein); and the Company and the Borrower.

          1.2 Section 3.3(c) regarding Mandatory Prepayments is amended to read as follows:

          (c) Mandatory Prepayments.

               (i) In respect of Commitments. If at any time (i) the sum of the aggregate principal amount of Committed Loans plus the aggregate principal amount of Competitive Loans shall exceed the aggregate Revolving Committed Amount, (ii) the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, (iii) the aggregate principal amount of Swingline Loans shall exceed the Swingline Committed Amount, or (iv) the aggregate principal amount of Competitive Loans shall exceed the Competitive Loan Maximum Amount, the Borrower shall immediately make payment on the Loans and/or to a cash collateral account in respect of the LOC Obligations in an amount sufficient to eliminate the difference.

               (ii) In respect of Asset Sales, Excess Cash Flow and Debt or Equity Offerings. The Borrower will make, or cause to be made, prepayments on the loans and obligations hereunder in respect of asset sales, excess cash flow and debt or equity offerings as provided in the Sharing Agreement and the Commitments hereunder will be reduced as provided in the Sharing Agreement.

          1.3 Section 6.11 is amended in its entirety to read as follows:

               6.11 Purpose of Loans and Extensions of Credit.

                    Extensions of credit  hereunder  (including  the proceeds of
               Loans and issuance or extension of Letters of Credit) may be used only (i) for general working capital purposes (which general working capital purposes shall not include acquisitions (except to the extent permitted by subclause (ii) hereof) or the payment of dividends (other than regular quarterly dividends on common stock) or any other similar payments), and (ii) to repay the LTCB Term Loan at maturity. Extensions of credit hereunder may not be used to repay or prepay in whole or in part the principal amount of any other Funded Debt having an outstanding principal balance in excess of $5,000,000.

          1.4 Section 7.9 is amended in its entirety to read as follows:

               7.9 Financial Covenants.

               (a) Consolidated Net Worth. There shall be maintained at all times a Consolidated Net Worth of not less than the sum of an amount equal to eighty-five percent (85%) of Consolidated Net Worth as of February 28, 1999 plus, on the last day of each fiscal quarter thereafter, an amount equal to fifty percent (50%) of Consolidated Net Income for the fiscal quarter then ending (but not less than zero), such increases to be cumulative.

               (b) Consolidated Leverage Ratio. As of the end of each fiscal quarter to occur after February 28, 1999, there shall be maintained a Consolidated Leverage Ratio of not greater than (i) 5.0:1.0, for the first two fiscal quarters of fiscal year 1999 ending May 31, 1999 and August 31, 1999; and (ii) 4.5:1.0, for each fiscal quarter thereafter.

               (c) Consolidated Adjusted Fixed Charge Coverage Ratio. As of the end of each fiscal quarter to occur after February 28, 1999, there shall be maintained a Consolidated Adjusted Fixed Charge Coverage Ratio of not less than (i) 1.1:1.0, for the first two fiscal quarters of fiscal year 1999 ending May 31, 1999 and August 31, 1999; and (ii) 1.15:1.0, for each fiscal quarter thereafter.


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

               1.5 A new subsection (m) is added to Section 9 to read as follows:

               (m) The Borrower shall fail to repay the Senior Notes in full by September 30, 1999 (or any later maturity date as to which the holders of the Senior Notes may agree) with the proceeds from excess cash flow or proceeds from asset sales or offerings as provided in the Sharing Agreement.

     2. The Lenders, pursuant to the terms of the Term Sheet for the Bank Credit Agreement (Amendment No. 7), and the holders of the Senior Notes, pursuant to the terms of the Senior Noteholder Term Sheet (as hereafter referenced and defined), agreed with the Company and the Borrower as to sharing of the proceeds from asset sales and certain other amounts. The Required Lenders hereby request and direct the Administrative Agent, for and on behalf of the Lenders hereunder, to enter into an intercreditor agreement with the holders of the Senior Notes giving effect to the agreements set forth in the respective Term Sheets referenced above, in substantially the form attached.

     3. The Borrower and the Company hereby acknowledge and agree that (i) the aggregate Commitments under the Credit Agreement were permanently reduced to $325 million and were further permanently reduced to $298,063,003 in connection with the application of the $65 million in excess cash on hand to the loans and obligations owing under the Credit Agreement, to the Senior Notes and to the FUNB LOC Obligations (as defined in the Sharing Agreement), and the Applicable Percentage modified as of March 23, 1999 pursuant to the terms of the Term Sheet for the Bank Credit Agreement (Amendment No. 7), and (ii) the aggregate
Commitments under the Credit Agreement will be permanently reduced on a dollar-for-dollar basis by amounts received from the excess cash or the net proceeds from asset sales and debt or equity offerings, for application to the loans and obligations under the Bank Credit Agreement until the aggregate Commitments shall be permanently reduced to $200 million, as provided in Section 4 of the Sharing Agreement.

     4. This Amendment shall be effective upon satisfaction of the following conditions:

     (a) execution of this Amendment by the Borrower, the Company, the Administrative Agent and the Required Lenders;

     (b) receipt of the amendment and modification documentation relating to the Senior Notes giving effect to the provisions of Term Sheet dated March 23, 1999 (the "Senior Noteholder Term Sheet") among the Company, the Borrower and the holders of the Senior Notes, in form and substance satisfactory to the Administrative Agent; and

     (c) receipt of a fully executed copy of the Sharing Agreement.

     5. Except as modified hereby, all of the terms and provisions of the Credit Agreement (including Schedules and Exhibits) shall remain in full force and effect.

     6. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen, PLLC.

     7. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

     8. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with the laws of the State of North Carolina.


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         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed under seal and delivered as of the date and year first above written.

BORROWER:                           MACSAVER FINANCIAL SERVICES, INC.,
                                    a Delaware corporation

                                    By:_______________________________
                                    Name:
                                    Title:


COMPANY:                            HEILIG-MEYERS COMPANY,
                                    a Virginia corporation

                                    By:_______________________________
                                    Name:
                                    Title:

ADMINISTRATIVE
 AGENT: WACHOVIA BANK, N.A., as Administrative Agent for and on behalf of the Lenders

                                    By:_______________________________
                                    Name:
                                    Title:


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

                           CONSENT TO AMENDMENT NO. 7


Wachovia Bank, N.A., as Administrative Agent
191 Peachtree Street, N.E.
29th Floor, MC-3490
Atlanta, Georgia 30303
Attn: Syndication Services

     Re:

          Credit Agreement dated as of July 18, 1995 (as amended and modified, the "Credit Agreement") among MacSaver Financial Services, Inc., Heilig-Meyers Company, Inc., the Lenders identified therein and Wachovia Bank of Georgia, N.A. (now known as Wachovia Bank, N.A.), as Administrative Agent. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

          Amendment No. 7 dated April 15, 1999 (the "Subject Amendment") relating to the Credit Agreement

Ladies and Gentlemen:

         This should serve to confirm our receipt of, and consent to, the Subject Amendment. We hereby authorize and direct you, as Administrative Agent for the Lenders, to enter into the Subject Amendment on our behalf in accordance with the terms of the Credit Agreement upon your receipt of such consent and direction from the Required Lenders, and agree that the Borrower and the Company may rely on such authorization.

                                                Sincerely,



                                                -----------------------------
                                [Name of Lender]

                                                By:__________________________
                                                Name:
                                                Title:


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